Exhibit 10.1

CONVERTIBLE LOAN AGREEMENT

This Convertible Loan Agreement (this “Agreement”) is made as of the 10th day of September, 2025 (“Effective Date”), by and among (1) Alpha Prosperity Fund SPC, a segregated portfolio company with limited liability incorporated under the laws of the Cayman Islands with registration number 366490 (the “SPC”), acting on behalf of and for the account of Segregated Portfolio P (the “Segregated Portfolio”), one of its segregated portfolios (the SPC acting on behalf of and for the account of the Segregated Portfolio, the “Lender”) and (2) Theracell Laboratories IKE a corporation organized under the laws of Greece and having an address at 1 Apollonos St. Parodos, Industrial Zone 19400 Koropi Greece (“Borrower” or “Theracell Laboratories IKE” and together with the Lender, each a “Party” and together the “Parties”).

WHEREAS, the Lender desires to lend to the Borrower, and the Borrower desires to receive from the Lender, an aggregate amount of US$1,000,000 (the “Loan Amount”) pursuant to the terms set forth herein and, simultaneously with the execution of this Agreement; and extend a credit facility to the Lender in the total aggregate amount of up to US$10,000,000 (the “Facility Amount”).

AND WHEREAS, the Borrower and its parent company, Orgenesis Inc. (the “Parent Company”), following due consideration and advice received from independent legal and economic experts in relation to the legal and economic justifications for the Transaction (as defined below), including for the removal of doubt, the warrant under Section 4, require the Loan Amount for its ongoing business operations and requested that the Loan Amount be extended as soon as possible, as the Borrower needs it urgently to survive, and consequently, the Lender was only able to carry out very limited due diligence;

AND WHEREAS, the Borrower is entering into the Transaction after due consideration and having received advice from independent legal and economic experts, who have confirmed the legal and economic justifications for the Transaction, including its fairness.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Loan; Credit Facility; Conditions Precedent.

a.	Terms of Loan. The Lender agrees to lend to the Borrower, and the Borrower agrees to borrow from the Lender, the Loan Amount. The Loan Amount shall bear a simple interest rate of ten percent (10%) per year; provided, that if an Event of Default has occurred and is continuing, the Outstanding Amount shall bear interest at the Default Rate. The Loan Amount, ,together with all accrued but unpaid interest thereon (collectively, the “Outstanding Amount”), at the sole discretion of the Lender shall either (i) be repaid in cash or (ii) be converted into shares of common stock, par value $0.0001 per share, of either: (i) the Borrower; or (ii) the Parent Company (each, as applicable, “Common Stock”) at the sole and absolute option and discretion of the Lender, at any time following the lapse of 30 days from the Effective Date and for a period that shall lapse upon 36 months following such date (the “Maturity Date”), such that following such conversion, the Lender shall hold 80% of the Borrower’s or the Parent Company’s share capital,. Upon the Maturity Date, if the Lender has not exercised its right to convert the Outstanding Amount at or prior to such date, the Borrower shall immediately pay the Lender the Outstanding Amount as of such date. Prior to the lapse of 30 days the Outstanding Amount may be prepaid by the Borrower in whole or in part at any time without the prior written approval of the Lender. Following the lapse of 30 days from the Effective Date, the Outstanding Amount may be prepaid by the Borrower in whole or in part at any time with the prior written approval of the Lender, who may withhold such approval for any reason.

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The lender is aware that for such a conversion to occur, including conversion of warrants, into the share capital of Parent Company a shareholder meeting of the Parent Company must be held to issue the entire required amount of stock and the loans to NewTech Investment Holdings, LLC and Ariel Malik must be paid off.

The Parent Company undertakes to hold a shareholder meeting not later than 60 days after the Effective Date for the purpose of approving and authorizing the issuance of the required shares to the Lender (assuming the conversion of the Outstanding Amount into shares pursuant to Section 3.a above, and as determined by the Lender). In the event that such shareholder meeting is not held or the conversion of the shares as stipulated under this Agreement is not approved, the Parent Company hereby grants the Lender with the option to acquire, the entire share capital, at the Lenders sole discretion, all of the business and assets of Cellvira and Tissue Genesis (as such are defined below). Orgenesis Inc’s fully owned subsidiaries, such transfers to be made at no further cost to the Lender. Parent Company hereby covenants and agrees to obtain in the next 60 days at its sole cost and expense, all necessary consents, authorizations, and approvals (including, without limitation, any required third-party consents) in connection with such transfer. Parent Company shall further ensure that such transfer to the Lender is duly effected.

“CellVira” shall mean CellVira LLC, Maryland, the post office address of the principal office of CellVira in Maryland is 20271 Goldenrod Lane, Germantown, MD 20776, the name and address of the resident agent of CellVira in this State is Cogency Global Inc., 1519 York Road, Lutherville, Maryland 21093. Such resident agent is a Maryland corporation.

“Tissue Genesis” shall mean Tissue Genesis International LLC, Texas, registered agent and registered office: 1601 Elm Street, STE 4360, Dallas, TXm 75201.

b.	Terms of Credit Facility.

i.	Without derogating from the extension of the Loan Amount to the Borrower by the Lender, the Lender shall provide the Borrower with a credit facility in an amount of up to the Facility Amount, subject to the Lender’s prior written approval (in its sole an absolute discretion) of any and each use of all or a portion of the Facility Amount.

ii.	Any amounts drawn from the Facility Amount shall be subject to the same terms of repayment, interest, and other conditions as set forth for the Loan Amount, mutatis mutandis.

iii.	Upon each cumulative drawdown of an additional US$1,000,000 from the Facility Amount, the Borrower shall be deemed to have automatically issued to the Lender, without the requirement for any further action, consent, or approval, an additional warrant on terms and conditions identical to those of the Warrant set forth in Section 0 (and without derogation therefrom).

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iv.	The Lender shall have the sole and absolute discretion to utilize any portion of the Facility Amount for the purpose of acquiring shares pursuant to the Warrant or any other warrant issued pursuant to this Agreement. For the avoidance of doubt, the provisions of this section shall not derogate from any other right of conversion to which the Lender is entitled under this Agreement.

c.	Conditions Precedent. The obligations of the Lender to fund the Loan Amount and the Facility Amount shall not become effective until the date on which each of the following conditions is satisfied (or waived by the Lender), and the Parties agree that each of the following conditions precedent (“Conditions Precedent”) have been satisfied or waived:

i.	The Lender shall have received the following documents in a form reasonably acceptable to the Lender: (i) resolution of the board of directors of the Parent Company and the Borrower authorizing the Borrower to execute and deliver this Agreement, and any additional agreement or instrument contemplated thereby (the “Transaction Documents”) and providing the Lender with the option to appoint three (3) members that are acceptable by to the Board following the lapse of 30 days from the Effective Date, subject to receipt of all necessary corporate and legal approvals, (ii) a resolution of the Board approving the individuals who are authorized to sign the Transaction Documents, (iii) the articles of incorporation and by laws of the Borrower., in each case, certified as being true and complete;

ii.	The Lender shall provide in the next 90 days (i) a copy of a certificate of the Nevada Secretary of State with respect to the existence and good standing of Borrower, and (ii) copies of certificates of the Texas Secretary of State and Maryland Secretary of State and any of the applicable authority of any state in which the Borrower has an operating subsidiary confirming the existence, qualification (as applicable) and good standing of each such operating subsidiary in the respective state.

iii.	Each Party shall have received from each party counterparts of the Transaction Documents duly signed on behalf of each party.

2.	Closing.

a.	The closing of the Transactions contemplated by this Agreement shall take place following the satisfaction or waiver of the Conditions Precedent set forth in Section 1.b above on or after the Effective Date, or such other date, time and place as the Lender and the Borrower shall agree upon in writing (the “Closing”). At the Closing, the Lender shall establish a designated account in the name of the Lender and will transfer the Loan Amount into such designated account (the “Designated Account”).

b.	The Borrower shall be entitled to make drawdowns of any portion of the Loan Amount from the funds deposited in the Designated Account solely in accordance with the Use of Proceeds and subject to the prior written approval of the Lender.

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c.	The Borrower shall deliver a written notice stipulating a drawdown request from the Loan Amount and shall clearly detail the appropriate use of funds in accordance with the Use of Proceeds.

d.	The Lender shall maintain accurate records of all disbursements from the Designated Account and shall, upon the Borrower’s request, provide the Borrower with account statements and supporting documentation evidencing the balance of the Designated Account.

3.	Conversion or Repayment of the Outstanding Amount.

a.	At the option of the Lender, at its sole and absolute discretion, at the Maturity Date or at any time and from time to time thereafter, the Outstanding Amount shall either be: (a) payable in cash; or (b) convertible, in whole or in part, into the number of shares of Common Stock equal to the quotient obtained by dividing (x) the Outstanding Amount by (y) the Conversion Price. The “Conversion Price” shall mean the price per share at which, upon conversion of the Outstanding Amount into Common Stock, the Lender shall be entitled to receive such number of shares of Common Stock as will result in the Lender, together with the Lender’s existing holdings, holding 80% of the Borrower’s or Parent Company’s share capital, in accordance with the Lender’s option. The Lender may affect the conversion by delivering to the Borrower a written notice (the “Notice of Conversion”), specifying therein the Outstanding Amount to be converted, and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. Following the applicable Conversion Date, a Conversion completed pursuant to this Section 3.a shall have the effect of reducing the Outstanding Amount in an amount equal to the Outstanding Amount set forth in the corresponding Notice of Conversion. The Parties shall maintain records showing the total Outstanding Amount converted and the date of each such Conversion.

b.	In the event the Outstanding Amount is converted pursuant to Section 2(a), the Lender shall surrender this Agreement to the Borrower and this Agreement shall thereupon be cancelled. As soon as practicable, and at its expense, the Borrower or Parent Company, as applicable, shall issue and deliver to the Lender a certificate or certificates representing the number of shares of Common Stock to which the Lender is entitled upon such conversion.

c.	No fractional shares shall be issued upon the conversion of any portion of the Outstanding Amount. In the Lender’s sole discretion, Borrower shall either pay to the Lender in cash the unconverted amount that would otherwise be converted into such fractional share or interest or round the shares of Common Stock being issued upon conversion up to the nearest whole number.

d.	The issuance of shares of Common Stock on conversion of all or any portion of the Outstanding Amount shall be made without charge to the Lender for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such shares upon conversion.

e.	Borrower shall not be entitled, without the Lender’s prior written approval, to subdivide (by any stock split, stock dividend, recapitalization or otherwise) or combine (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares.

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4.	Warrant to Purchase Additional Shares and Option to Purchase Assets.

Grant of Warrant. The Lender shall be granted a warrant to purchase, at the Lender’s sole option, 15% of the fully diluted share capital of the Borrower or Parent Company (calculated as of the date of grant), at the Lender’s option at its sole and absolute discretion, for an aggregate purchase price of US$250,000 and for a period of three (3) years from the date of grant (the “Warrant”).

5.	Use of Proceeds.

The Loan Amount or any part thereof shall be used by the Borrower as approved by the Lender in advance in writing (and as may be amended from time to time with the Lender’s consent, who may withhold it for any reason) (the “Use of Proceeds”).

6.	Covenants.

Until the Outstanding Amount has been paid in full (or converted in accordance with Section 3), Borrower covenants and agrees with the Lender that:

a.	Shares Available. Subject to the approval of the shareholders of the Parent Company, the Parent Company and the Borrower shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, such number of shares of Common Stock as may at any time be required for issuance upon conversion of all or any portion of the Outstanding Amount, in each case, free from preemptive rights or any other actual contingent purchase rights of persons other than the Lender (the “Conversion Shares”). The Borrower covenants that all shares of Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable. To the extent permitted under applicable law, Borrower shall instruct the transfer agent to place the Conversion Shares on reserve for eventual conversion of this note (the “Reserved Shares”) and provide authorization to the transfer agent to accept instruction from the Lender, its trustee or its counsel to issue the Reserved Shares, or any part of the Reserved Shares, in connection with the conversion of this note.

b.	Merger, Consolidation and Related Events; additional investments. Borrower shall not, without the Lender’s prior written approval (i) become a party to a merger or consolidation or any investment, fund raising, or any other incurring of debt (whether in any third party or in the Borrower), or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, (ii) dissolve or liquidate, (iii) sell, lease, assign, transfer or otherwise dispose of substantially any of its assets, except dispositions of inventory in the ordinary course of business, or (iv) enter into any agreement to do any of the foregoing.

c.	Corporate Existence; Conduct of Business. Borrower will preserve and maintain its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications and rights that are necessary or desirable in the ordinary conduct of its business. Except as contemplated in transactions with the Lender and its affiliates, Borrower will continue to conduct its primary businesses as conducted as of the date of this Agreement and to continue its operations in such businesses.

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d.	Compliance with Laws. Borrower will comply in all material respects with all applicable laws (including all environmental laws), rules, regulations and orders of any the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or tribal, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (“Governmental Authority”), or arbitrator, and all agreements, contracts and instruments binding on it or affecting its properties or business.

e.	Maintenance of Assets and Properties. Borrower will maintain its material assets and properties (including material intellectual property) in good condition and repair.

f.	Payment; Discharge; Liens. Borrower will pay or discharge at or before maturity or before becoming delinquent (a) all material taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that Borrower shall not be required to pay or discharge any claim, tax, levy, assessment or governmental charge (a “Tax or Claim Charge”), which is being contested in good faith by appropriate proceedings diligently pursued, if (i) no asset or any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of the contest for such Tax or Claim Charge, and

g.	Debt; Additional Loans. Borrower will not incur, create, assume or suffer to exist any new obligations for borrowed money except: (i) the obligations arising under this Agreement, (ii) accounts payable and other accrued expenses, liabilities or other obligation to pay from time to time incurred in the ordinary course of business with respect to which no more than ninety (90) days have elapsed since the date of invoice or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with generally accepted accounting principles in the United States of America, and (iii) any indebtedness of Borrower consisting of the financing of insurance premiums incurred in the ordinary course of business.

h.	Registration of Common Stock. Lender acknowledges that the Common Stock will be issued by the Borrower pursuant to an exemption from registration or qualification under the Securities Act of 1933 (the “Securities Act”) and applicable state securities laws. Such shares will be issued with a restrictive legend in substantially the following form: THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

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7.	Security Interest.

a.	Floating Charge Over All Assets. As continuing security for the due and punctual payment and performance of all obligations of the Borrower under this Agreement and any related documents, the Borrower hereby grants to the Lender a first-ranking floating charge over all of its assets, property, and undertaking, both present and future, of any kind and wherever located, including but not limited to all accounts, receivables, inventory, equipment, machinery, intellectual property, goodwill, contracts, rights, and the proceeds of any of the foregoing (the “Charged Assets”).

b.	Fixed Charge Over Shares of Subsidiaries. As further security, the Borrower hereby grants to the Lender a first-ranking fixed charge over all of the shares and other equity interests now or hereafter owned by the Borrower in any of its subsidiaries, together with all related rights, dividends, and distributions (the “Subsidiary Shares”).

c.	Fixed Charge Over Existing Intellectual Property. The Borrower further grants to the Lender a first-ranking fixed charge over all intellectual property rights now owned by the Borrower in relation to the assets listed in Exhibit A, including but not limited to all patents, trademarks, service marks, copyrights, domain names, trade secrets, know-how, and all registrations and applications for registration thereof, whether registered or unregistered, and all rights and interests relating thereto (the “IP Rights” and together with the Charged Assets and the Subsidiary Shares, the “Security Interest”).

d.	Perfection and Further Assurances. The Borrower undertakes to execute and deliver such further documents and do such acts as the Lender may reasonably require to perfect and maintain the security interests created hereunder, including the registration of any charges or security interests with any applicable registry or authority. The Borrower authorizes the Lender to file such financing statements, notices, or other documents as may be necessary or desirable to perfect and maintain the security interests granted hereunder.

e.	Negative Pledge. The Borrower shall not, without the prior written consent of the Lender, create or permit to exist any security interest, lien, or encumbrance over any of the Security Interest, except as expressly permitted by this Agreement.

f.	Enforcement. Upon the occurrence and during the continuance of any Event of Default, the Lender shall have all rights and remedies of a secured party under applicable law, including the right to appoint a receiver, take possession of, and/or sell or otherwise realize upon the Security Interest, at its sole and absolute discretion. For the removal of doubt, the enforcement by the Lender of its rights and remedies with respect to the Security Interest, shall not limit, prejudice, or otherwise affect any other rights, remedies, or claims that the Lender may have under this Agreement, at law, or in equity. All such rights and remedies shall be cumulative and may be exercised concurrently or separately.

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8.	Events of Default.

a.	The following shall constitute events of default (each an “Event of Default”):

i.	Any representation or warranty made or deemed made by Borrower or any of its respective officers in any certificate or notice furnished at any time in connection with this Agreement or any other Transaction Document shall be false, misleading or erroneous in any material respect when made or deemed to have been made;

ii.	Borrower shall fail to perform, observe or comply with the observance or performance of any non-monetary covenant or agreement contained herein and the Borrower fails to cure such default within seven (7) days after written notice of default is sent to the Borrower (or within such other longer time period as may be therein specifically provided);

iii.	Borrower shall fail to perform, observe or comply with the obligations, terms, covenants or conditions contained in this Agreement or any other Transaction Document and such failure is not cured within three (3) days from the earliest to occur of the date the Lender delivers notice of such failure to Borrower or Borrower’s knowledge of such failure;

iv.	Borrower shall (1) commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to its debts under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or of all or any part of the assets of Borrower or its subsidiaries, or of any or all of the royalties, revenues, rents, issues or profits thereof, (2) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (3) make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or (4) take any corporate action to authorize any of the foregoing;

v.	an involuntary proceeding shall be commenced against Borrower seeking any liquidation, reorganization, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and such petition shall remain undismissed and unstayed for a period of sixty (60) days (whether or not consecutive) from the first date of entry thereof or rejected by such court; or any trustee, receiver or liquidator of Borrower or of all or any part of the assets of Borrower or its subsidiaries, or of any or all of the royalties, revenues, rents, issues or profits thereof, shall be appointed without the consent or acquiescence of Borrower and such appointment shall remain undismissed and unstayed for an aggregate of sixty (60) days (whether or not consecutive);

vi.	a writ of execution or attachment or any similar process shall be issued or levied against all or any part of or interest in the assets of Borrower or its subsidiaries, or any judgment involving monetary damages shall be entered against Borrower which shall become a Lien on the assets of Borrower or its subsidiaries or any portion thereof or interest therein and such execution, attachment or similar process or judgment is not released, bonded, satisfied, vacated or stayed within sixty (60) days after its entry or levy;

vii.	the Borrower ceases or threatens to cease to carry on its business;

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viii.	this Agreement or any other Transaction Document shall for any reason not be, or cease to be, in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, or Borrower shall deny that it has any further liability or obligation hereunder prior to payment in full of all obligations hereunder; or

b.	If an Event of Default occurs and is ongoing, the interest on the Outstanding Amount shall increase to a compounded rate of thirty percent (30.0%) per year (the “Default Rate”).

c.	If, at any time, an Event of Default shall occur, all obligations under this Agreement shall become immediately due and payable without presentment, demand or protest, all of which are hereby waived by the Borrower.

9.	Representations and Warranties of Borrower.

To induce the Lender to enter into this Agreement and to fund the Loan Amount and the Facility Amount, Borrower hereby represents and warrants to the Lender as follows:

a.	Organization; Powers. Borrower is duly formed, validly existing. Borrower has the full power and authority to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority and qualifications could not reasonably be expected to have a Material Adverse Effect.

For purposes of this Agreement, a “Material Adverse Effect” means a material adverse change in, or material adverse effect on, (i) the business, operations, property, liabilities (actual or contingent) or condition (financial or otherwise) of Borrower, (ii) the ability of Borrower to perform any of its obligations under any Transaction Document to which it is a party, (iii) the validity or enforceability of any Transaction Document or (d) the rights and remedies of or benefits available to the Lender under any Transaction Document.

b.	Authority; Enforceability. Borrower has the power and authority to consummate the transactions contemplated in this Agreement and in each other Transaction Document (the “Transactions”). When executed and delivered, each Transaction Document will have been duly executed and delivered by Borrower and will constitute a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Borrower entered the Transaction after due consideration and having received advice from independent legal and economic experts, who have confirmed the legal and economic justifications for the Transaction, including its fairness;

c.	Approvals; No Conflicts. The consummation of the Transactions (1) do not require any consent, license, or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, except such as have been obtained or made and are in full force and effect, (2) will not violate the provisions of any applicable law, (3) will not violate or result in a default under any agreement or instrument to which the Borrower is a party or under which any properties or assets of Borrower or its subsidiaries are bound, and (4) will not result in the creation or imposition of any Lien on any property or asset of Borrower or its subsidiaries.

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d.	Litigation. Except as provided in Exhibit B, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its subsidiaries that (a) could reasonably be expected to be adversely determined and, if so determined, could reasonably be expected individually or in the aggregate, to result in a Material Adverse Effect, or (b) involve any Transaction Document or the Transactions.

e.	Investment Company Act. Neither Borrower nor any of its subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

f.	Ownership of Assets; No Liens. Borrower is the sole legal and beneficial owner of all of its assets, including any and all of the Security Interest, free and clear of any liens, claims, or encumbrances, except for the security interests created under this Agreement or as set forth in the disclosure schedules delivered to the Lender.

g.	Financial Statements. All financial statements and other information furnished by Borrower to the Lender are true, correct, and complete in all material respects and have been prepared in accordance with generally accepted accounting principles, consistently applied.

h.	Intellectual Property. Borrower possesses all trademarks, trade names, copyrights, patents, patent rights, licenses and other intellectual property rights necessary to conduct its business as now operated, without any known conflict with the rights of any other person or entity.

i.	No Default. No event has occurred and is continuing, or would result from the making of the loan contemplated hereunder or the application of the proceeds thereof, that constitutes an Event of Default or would constitute an event of default under any other agreement to which Borrower is a party.

j.	Compliance with Laws. Borrower (and all of Borrower’s subsidiaries) is, and has been at all times, in compliance in all material respects with all applicable laws, regulations, rules, and orders of any governmental authority, including, without limitation, anti-money laundering, anti-bribery, and anti-corruption laws and regulations.

k.	Full Disclosure. Borrower has disclosed to the Lender all information relating to the Borrower, its business, assets, liabilities, operations, condition (financial or otherwise), and prospects that a reasonable lender would consider material to its decision to enter into this Agreement. No information provided or furnished by Borrower to the Lender in connection with this Agreement is untrue, inaccurate, or misleading in any material respect, or omits to state a material fact necessary to make the statements herein or therein not misleading. There is no fact or circumstance relating to the Borrower or its business which has not been disclosed to the Lender and which would reasonably be expected to prevent a reasonable lender from entering into this Agreement or making the loan contemplated hereby.

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10.	Representations and Warranties of Lender.

Lender hereby represents and warrants to Borrower as follows:

a.	Due Execution. When executed and delivered, each Transaction Document will have been duly executed and delivered by the Lender and will constitute a legal, valid and binding obligation of the Lender, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

11.	Waiver; Non-Negotiable.

Borrower, for itself and each of its legal representatives, hereby waives presentment for payment, demand, right of setoff, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest and protest of this Agreement, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the obligations under this Agreement. This Agreement is non-negotiable.

12.	Further Assurances.

The Parties shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement.

13.	Indemnification. Borrower hereby agrees to indemnify, defend and hold Lender and its affiliates, subsidiaries, agents, directors, officers, participants, employees, agents and their successors and assigns (collectively “Indemnified Parties”) harmless against any and all liabilities of any kind, nature or description and damages whether they are direct, indirect or consequential, including attorney’s fees and other professionals and experts incurred or suffered directly or indirectly by Indemnified Parties or asserted against Indemnified Parties by anyone whosoever, including Borrower, which arise out of the Transaction Documents or the relationship and transaction between the Parties. This provision shall survive the termination of this Agreement.

14.	Expenses. The Borrower agrees that the Lender’s expenses in connection with the negotiation, execution, delivery, and enforcement of this Agreement and the Transaction Documents, and any related transactions, are in the amount of US$250,000 (the “Expenses Amount”). The Expenses Amount shall be borne solely by the Borrower and shall be payable to the Lender upon demand. The Expenses Amount may be used, in whole or in part, as payment for the purchase of any shares due on exercise of any warrant granted under this Agreement, at the Lender’s sole discretion.

15.	Limited Recourse. Notwithstanding any other term of this Agreement:

a.	the Borrower acknowledges that the SPC is a segregated portfolio company and that under the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) (i) a segregated portfolio company is a separate legal entity and any segregated portfolio of or within a segregated portfolio company does not constitute a legal entity separate from the SPC; (ii) the assets of a segregated portfolio of a segregated portfolio company shall only be available and used to meet liabilities to the creditors of the segregated portfolio company and holders of segregated portfolio shares who are creditors or holders of segregated portfolio shares in respect of that segregated portfolio and who shall thereby be entitled to have recourse to the segregated portfolio assets attributable to that segregated portfolio for such purposes; and (iii) the assets of a segregated portfolio of a segregated portfolio company shall not be available or used to meet liabilities to, and shall be absolutely protected from, the creditors of the segregated portfolio company and holders of segregated portfolio shares who are not creditors or holders of segregated portfolio shares in respect of that segregated portfolio, and who accordingly shall not be entitled to have recourse to the segregated portfolio assets attributable to that segregated portfolio;

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b.	the Borrower acknowledges and agrees that (i) the Borrower shall have no recourse against the segregated portfolio assets attributable to the Segregated Portfolio unless such claim arises solely out of the actions taken by the SPC on behalf of and for the account of the Segregated Portfolio; (ii) the Lender’s liability under or in relation to this Agreement, whether from any breach of its obligations under this Agreement or otherwise, and the Borrower’s recourse under or in relation to this Agreement in respect of any obligation or liability of the Lender, is limited solely to the assets of the Segregated Portfolio for the time being; (iii) the Borrower shall have no recourse in respect of any obligation or liability of the Lender to either the assets of any other segregated portfolio of the SPC or to the general assets of the SPC; and (iv) any claim of the Borrower shall be fully satisfied and extinguished by payment of such amounts as are available to be paid from the segregated portfolio assets from time to time attributable to the Segregated Portfolio and any such claim remaining unsatisfied after the realisation of the assets of the Segregated Portfolio and the application of the proceeds thereof shall be extinguished and thereafter the Borrower shall have no further claim against the SPC;

c.	the rights, liabilities and obligations of the Lender (in whatever capacity) under or in relation to this Agreement are deemed to be the rights, liabilities and obligations of the Segregated Portfolio and not rights, liabilities and obligations of the SPC acting in its own name or on its own account or in the name of or for the account of any other segregated portfolio of the SPC;

d.	all references in this Agreement to any property, undertaking or assets of the Lender (in whatever capacity) are to property, undertaking and assets of the SPC held in the name of or for the account of or otherwise segregated to the Segregated Portfolio only and not to the property, undertaking and assets of the SPC acting in its own name or held on its own account or on behalf or in the name of or for the account of or otherwise segregated to any other segregated portfolio of the SPC;

e.	the Borrower agrees that it will not, in respect of any claim which it may have against the Lender arising under or in relation to this Agreement (whether arising from any breach of its obligations under this Agreement or otherwise), petition for, institute, or join with any other person in instituting proceedings for (i) a winding up order against the SPC pursuant to section 92(d) of the Companies Act; or (ii) the appointment of a liquidator, receiver, restructuring officer, examiner or for comparable relief against the SPC or any other segregated portfolio of the SPC; and

f.	to observe and give effect to the provisions of the laws of the Cayman Islands which provide for the segregation of assets and liabilities between the segregated portfolios of the SPC, the Borrower agrees that it will not, in respect of any claim which it may have arising under or in relation to this Agreement against the Lender (whether from any breach of its obligations under this Agreement or otherwise), seek to make recovery from or otherwise have recourse to the assets held on behalf of or for the account of or otherwise segregated to any segregated portfolio of the SPC other than the Segregated Portfolio in respect of the Lender even if such would otherwise be permissible under the laws of the State of Israel or any other jurisdiction where relevant assets are located or such claim arises.

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16.	Miscellaneous.

a.	Entire Agreement; Amendments. This Agreement and each of the Transaction Documents constitutes the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior written and oral understandings of such parties with regard thereto. This Agreement may be modified, amended, or any term hereof waived with the written consent of the Borrower and the Lender. Any amendment effected in accordance with this Section 16.a shall be binding upon all Parties and their respective successors and assignees.

b.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent courts of Tel Aviv-Jaffa, Israel, and each of the Parties hereby submits irrevocably to the jurisdiction of such courts. Each Party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

c.	Waiver of Jury Trial. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any other Transaction Document and for any counterclaim therein.

d.	Notices. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger. Any notice sent in accordance with this Agreement shall be effective (i) if mailed, seven (7) business days after mailing to the address set forth each Party’s signature below, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt. Additionally, a copy of each notice sent or delivered to (1) the Borrower and to (which does not constitute a notice) shall be sent or delivered to Mark Cohen, Esq., c/o Pearl Cohen Zedek Latzer Baratz LLP, Times Square Tower, 7 Times Square, New York, NY 10036, and (2) the Lender (which does not constitute a notice) shall be sent or delivered to Epstein Rosenblum Maoz, 94 Yigal Alon St., Tel Aviv, Israel, Attention: Simon Marks, Adv.

e.	Assignment; Waiver. This Agreement may not be assigned by the Borrower without the prior written consent of the Lender. The Lender may assign this Agreement without the prior written consent of the Borrower. This Agreement shall be binding upon the successors, assigns and representatives of each Party. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

f.	Severability. If any provision of this Agreement is unenforceable or not possible under applicable law or regulation or are judicially determined to be unenforceable, such term shall be deleted and the parties agree that the validity or enforceability of the remaining provisions will not be affected and shall remain in full force and effect ; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction. All compliance with the provisions of this Agreement by the Parties hereto are subject to all applicable laws and regulations.

g.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

h.	Headings. Section headings are used herein for convenience and reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

[Remainder of Page Intentionally Left Blank]

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[Convertible Loan Agreement – Orgenesis – Alon Tal - 2025]

IN WITNESS WHEREOF, the Parties have executed this Convertible Loan Agreement as of the date first above written.

“BORROWER”

Theracell Laboratories IKE

By:

Name :	George PapadopoulosTitle: Legal Representative

Address:	1 Apollonos St. Parodos, Industrial Zone 19400 Koropi Greece

Signature:

By:	Orgenesis Inc.

Name:	Vered Caplan

Title:	Chief Executive Officer

Address: 20271 Goldenrod Lane, Germantown, Maryland, 20776 USA

Signature:

Date:	09/10/25

“LENDER”

ALPHA PROSPERITY FUND SPC, acting on behalf of and for the account of SEGREGATED PORTFOLIO P, its segregated portfolio

By:

Name:

Title:

Address:

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Exhibit A

Orgenesis IP

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Exhibit B

Litigation

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